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Exhibit 99.4
[ONTRO LOGO LETTERHEAD]

                                September 6, 2002

VIA FACSIMILE

Rafi Khan
797 Greenridge Drive
La Canada, CA  91011

         Re:      Ontro, Inc.

Dear Rafi,

         Thank you for meeting with me, Mr. Berntsen and Mr. Reinhard over the weekend. We appreciate your willingness to work with us on the acquisition of your and Aura's equity in Ontro to preserve our Nasdaq listing.

         Following our meeting we have met with investor prospects and discussed alternatives with legal counsel both locally and in Washington, D.C. and with the Board of Directors in an effort to structure a proposal to Aura (Pvt.) Ltd., to meet our primary objective preserving Ontro's Nasdaq listing.

         As we discussed Nasdaq will not allow Ontro to maintain its listing if either Aura or you directly or indirectly have any continuing interest in the equity of Ontro. It has been made very clear that this applies to any form of option, warrant, or other interest by which Aura or you could profit from the appreciation of the value of Ontro securities.

         As a result we have endeavored to develop this proposal to acquire all of your and Aura's interest in Ontro in a manner that will satisfy the issues and concerns raised by Nasdaq. The Board of Ontro has authorized me to make Aura the following proposal:

         Ontro intends to arrange for the purchase of all of Aura's and your common stock, options, and warrants in exchange for a series of cash payments as follows:

         1. Initial cash payment from a third party designated by the Board of Directors of Ontro to acquire all of Aura's common stock for the amount of $.50 per share (approximately $1,550,000) when Ontro completes an equity financing;



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Rafi Khan
September 6, 2002
Page 2

         2. A cash payment to Aura of $500,000 at any time Ontro has cumulative revenues over any consecutive three month period of $5,000,000 or more;

         3. A cash payment to Aura of $500,000 at any time when Ontro revenues over two consecutive quarters are more than $5,000,000 per quarter;

         4. A cash payment to Aura of $1,500,000 at any time when Ontro revenues over two consecutive quarters are more than $20,000,000 per quarter;

         5. Notwithstanding paragraphs numbered 2, 3 and 4 above, if at the end of each fiscal quarter Ontro has cumulatively in its cash accounts (excluding funds from the financing referenced in paragraph 1.) more than $4,000,000, Ontro will pay Aura 30% of the amount in such accounts that is in excess of $4,000,000 and any such payment shall be applied to the payments otherwise to become due under paragraphs 2, 3 and 4 above in that order of priority.

              Total cash payments:  $4,050,000

         This proposal requires you and Aura cancel and surrender all interest either of you may have in the existing Underwriter's Representatives' Options granted in connection with Ontro's initial public offering and all other warrants or options to purchase Ontro common stock.

         Ontro intends to arrange a third party to purchase Aura's common stock for the initial purchase price of $.50 per share, and Ontro would be responsible directly for each of the other payments due to Aura.

         This proposed arrangement would require Aura to sell its existing common stock to a third party designated by Ontro's Board and will give Aura the right to receive additional cash payments from Ontro based upon Ontro's achievement of the above referenced financial goals. Ontro's counsel believes this proposal would also meet the requirement of Nasdaq that all your and Aura's interests be disassociated from Ontro's stock performance.



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Rafi Khan
September 6, 2002
Page 3

         It is required in connection with your and Aura's agreement to this proposal that Aura enters into a stand still agreement, and in its capacity as Ontro's largest shareholder to support the proposal that is presented above as well as the plan we discussed to re-capitalize and restructure Ontro, including but not limited to its reincorporation in Delaware, adoption of stockholder rights plan, election of a new slate of Directors, increase in its authorized stock, and sale of equity to new investors to provide operating capital to Ontro, and to support the required shareholder approval of all of these transactions by a majority of Ontro voting shares.

         If you and Aura agree to the terms of this proposal please execute and have Aura execute below. Thank you for your cooperation in this matter.

                                                     Ontro Inc.

                                                     By: /s/ James A Scudder
                                                         -----------------------
                                                         James Scudder, CEO

Agreed to this 7th day of September 2002

                  Aura (Pvt.) Ltd.
                  a Pakistani corporation

                  By: /s/ Qaiser Imran
                      ----------------
                  Print Name Qaiser Imran

Agreed to this 7th day of September 2002

                  /s/ M R Khan
                      ----------------------
                      Rafi Khan individually